Exhibit 99.1

FOR FURTHER INFORMATION CONTACT:
Timothy J. Cope 952-449-7030

FOR IMMEDIATE RELEASE:
 Monday, January 9, 2006
LAKES ENTERTAINMENT, INC. ANNOUNCES
FEDERAL COURT OF APPEALS RULING IN FAVOR
OF POKAGON CASINO
MINNEAPOLIS, January 9, 2006 — Lakes Entertainment, Inc. (LACO) Lakes Entertainment, Inc. (LACO) announced today that on Friday, January 6, 2006, the United States Court of Appeals for the District of Columbia Circuit ruled in favor of the Pokagon Band of Potawatomi Indians (“Pokagon Band”) by affirming the Federal District Court’s grant of summary judgment in the lawsuit by the Taxpayers of Michigan Against Casinos (TOMAC) versus the U.S. Department of the Interior. Referring to TOMAC’s claims as “specious” and “missing their mark,” the Court soundly rejected TOMAC’s appeal, concluding that its claims “have no merit.” “We have been heard and understood,” said Pokagon Band Tribal Chairman John Miller. “The Tribe is jubilant. This court decision is a monumental victory for the membership of the Pokagon Band, residents of Southwest Michigan, and all of Indian Country.”
The ruling clears the way for the Bureau of Indian Affairs (BIA) to take a 675-acre parcel of land in New Buffalo Township, Michigan, into trust for the Pokagon Band which paves the way for the Pokagon Band to move forward with their Four Winds Casino Resort project. Lakes has an agreement with the Pokagon Band to develop and manage the casino and will continue to work together with the Pokagon Band to successfully open and operate the planned casino development project. While TOMAC could try to obtain review of the decision by the U.S. Supreme Court, the unanimous decision by the Court makes it unlikely that TOMAC would prevail.
Lyle Berman, Chairman and CEO of Lakes stated, “We are pleased with the Court’s decision and we are extremely happy for the Pokagon Band. This is a lawsuit that has taken years to resolve and has delayed the Pokagon Band’s goal of becoming self-sufficient.” Tim Cope, President and CFO of Lakes, added “We look forward to beginning construction of the Four Winds Casino as soon as the land-to-trust process is completed. The first phase of development is planned to include approximately 3,000 slot machines and 100 table games, as well as numerous restaurants, enclosed parking and several other casino resort amenities. The Four Winds Casino will be the only land-based casino in the northern Indiana/western Michigan market. We currently anticipate opening the casino approximately twelve months after construction begins.”
About Lakes Entertainment
Lakes Entertainment, Inc. currently has development and management agreements with five separate Tribes for new casino operations in Michigan, California, and Oklahoma, a total of eight separate casino sites. In addition, Lakes has announced plans to develop a company owned casino resort project in Vicksburg, Mississippi. The Company also owns approximately 62% of WPT Enterprises, Inc. (Nasdaq “WPTE”), a separate publicly held media and entertainment company principally engaged in the development, production and marketing of gaming themed televised programming including the World Poker Tour television series, the licensing and sale of branded products and the sale of corporate sponsorships.

     The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, the relisting of Lakes’ common stock on The Nasdaq Stock Market; need for current financing to meet Lakes’ operational and development needs; those relating to the inability to complete or possible delays in completion of Lakes’ casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management contracts; Lakes operates in a highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owed to Lakes by Indian tribes; possible need for future financing to meet Lakes’ expansion goals; risks of entry into new businesses; reliance on Lakes’ management; and the fact that the WPTE shares held by Lakes are currently not liquid assets, and there is no assurance that Lakes will be able to realize value from these holdings equal to the current or future market value of WPTE common stock. There are also risks and uncertainties relating to WPTE that may have a material effect on the Company’s consolidated results of operations or the market value of the WPTE shares held by the Company, including WPTE’s significant dependence on the Travel Channel as a source of revenue; the potential that WPTE’s television programming will fail to maintain a sufficient audience; difficulty of predicting the growth of WPTE’s online casino business, which is a relatively new industry with an increasing number of market entrants; the uncertainty of the regulatory environment for online gaming, which may affect WPTE’s ability to pursue its online gaming business fully or cause WPTE’s activities to be found to be in violation of applicable United State or foreign regulations; the risk that competitors with greater financial resources or marketplace presence might develop television programming that would directly compete with WPTE’s television programming; the risk that WPTE may not be able to protect its entertainment concepts, current and future brands and other intellectual property rights; risks associated with future expansion into new or complementary businesses; the termination or impairment of WPTE’s relationships with key licensing and strategic partners; and WPTE’s dependence on its senior management team. For more information, review the Company’s filings with the Securities and Exchange Commission.

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